Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025, except for Note 1, as to which the date is July 11, 2025, with respect to the audited consolidated financial statements of Picard Medical, Inc. at December 31, 2024 and 2023 and for the years then ended, which appears in the Prospectus dated August 29, 2025, filed on September 2, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-286295). Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 27, 2026